Exhibit 23


           Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in the Registration Statements (Form S-8 File Numbers 333-15307 pertaining to the Employee ESOP/401(k) Plan, 333-15311 pertaining to the 1996 Stock Option Plan, 333-92427 pertaining to the 1998 Non-employee Directors Stock Plan and 1998 Stock Option Plan, 333-109561 pertaining to the 1998 Stock Option Plan, and 333-115218 pertaining to the 2004 Stock Option Plan and 2004 Non-employee Directors Stock Plan and Form S-3 File Number 333-15309 pertaining to the Non-employee Directors Stock Plan, ) of our report dated June 15, 2005, with respect to the financial statements and schedule of the VSE Corporation Employee ESOP/401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 27, 2004.

						/s/ Ernst & Young LLP

McLean, Virginia
June 15, 2005